EXHIBIT 99.1

Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
NEWS RELEASE

Quintana Maritime Announces Two Time Charter Agreements
Athens, Greece — February 15, 2006 — Quintana Maritime Limited (NASDAQ:QMAR), announced today that it has entered into time charter agreements for the M/V Coal Glory and for the M/V Coal Pride.
Coal Glory has entered a short term time charter for a minimum period of three months and a maximum period of five months with Cargill at a daily rate of USD 15,500 per day. Coal Glory started the new charter on February 2nd, 2006. Coal Glory is a Panamax bulk carrier built in 1995 with a carrying capacity of 73,670 dwt.
Coal Pride has entered into a one-year time charter with Daeyang at a daily rate of USD 14,850 per day. Coal Pride started the new charter on February 8th, 2006. Coal Pride is a Panamax bulk carrier built in 1999 with a carrying capacity of 72,600 dwt.
Stamatis Molaris, Chief Executive Officer of Quintana Maritime Limited stated, “Consistent with our strategy to predominantly employ our vessels under period charters, we are pleased to announce that we entered two of our Panamax vessels, the M/V Coal Glory and the M/V Coal Pride, into time charter agreements at profitable rates. With these fixtures our time charter coverage for 2006 increases to 70.8% and to 51.0% for 2007, generating net revenues of USD 56.7 million and USD 44.8 million respectively”.
ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. The company currently owns and operates a fleet of eight Panamax size vessels and two Capesize vessels with a total carrying capacity of 916,072 dwt and an average age of 7.2 years.
FORWARD LOOKING STATEMENTS
       This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Visit our website at www.quintanamaritime.com

Company Contact: Paul J. Cornell Chief Financial Officer Tel. 713-751-7525 E-mail: pcornell@quintanamaritime.com	Investor Relations/Financial Media: Paul Lampoutis Capital Link, Inc, New York Tel. 212-661-7566 E-mail: plampoutis@capitallink.com